KENMAR GLOBAL TRUST

ANNUAL REPORT

December 31, 2005

NATIONAL FUTURES ASSOCIATION

Chicago, Illinois 60606

Commodity Pool:

KENMAR GLOBAL TRUST

Annual Report Pursuant to Part 4 of Chapter I of

Title 17 of the Code of Federal Regulations

For the year ended December 31, 2005

Commodity Pool Operator:

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

(914) 307-7000

KENMAR GLOBAL TRUST

TABLE OF CONTENTS

PAGES

Report of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	1

Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedules of Investments	4

Statements of Operations	5

Statements of Changes in Unitholders’ Capital	6

Notes to Financial Statements	7 –12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of

Kenmar Global Trust

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of Kenmar Global Trust (the “Trust”) as of December 31, 2005 and the related statements of operations and changes in Unitholders’ capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose report dated March 9, 2005, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust at December 31, 2005, and the results of its operations and changes in its Unitholders’ capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders

Kenmar Global Trust

We have audited the accompanying statements of financial condition of Kenmar Global Trust, including the condensed schedules of investments, as of December 31, 2004, and the statements of operations and changes in unitholders’ capital (net asset value) for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kenmar Global Trust as of December 31, 2004, and the results of its operations and changes in its net asset values for the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 9, 2005

KENMAR GLOBAL TRUST

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Equity in broker trading accounts
Cash	$6,240,328	$16,186,328
Unrealized gain (loss) on open contracts (futures)	(10,809)	409,172

Deposits with brokers	6,229,519	16,595,500

Cash and cash equivalents	5,589,041	6,613,238
Unrealized gain (loss) on open forward currency contracts	159,599	(159,830)
Interest receivable	23,752	0

Total assets	$12,001,911	$23,048,908

LIABILITIES
Accounts payable	$183,902	$35,826
Commissions and other trading fees on open contracts	2,407	4,673
Managing Owner brokerage commissions	90,336	151,310
Advisor profit shares	0	123,925
Redemptions payable	536,584	91,091
Redemption charges payable to Managing Owner	0	1,484

Total liabilities	813,229	408,309

UNITHOLDERS’ CAPITAL (Net Asset Value)
Managing Owner – 1,193.8301 and 2,409.1584 units outstanding at December 31, 2005 and 2004	116,826	260,285
Other Unitholders – 113,142.3012 and 207,148.9756 units outstanding at December 31, 2005 and 2004	11,071,856	22,380,314

Total unitholders’ capital (Net Asset Value)	11,188,682	22,640,599

	$12,001,911	$23,048,908

See accompanying notes.

KENMAR GLOBAL TRUST

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

LONG FUTURES CONTRACTS

	2005		2004
Description	Value	% of Net Asset Value	Value	% of Net Asset Value
Agricultural	$14,958	0.13%	$19,225	0.08%
Currency	(18,103)	(0.16)%	17,393	0.08%
Energy	737	0.01%	—	—%
Interest rate	16,364	0.15%	4,224	0.02%
Metals	8,460	0.08%	201,425	0.89%
Stock index	(12,561)	(0.11)%	228,871	1.01%
Other	375	0.00%	—	—%

Total long futures contracts	$10,230	0.10%	$471,138	2.08%

SHORT FUTURES CONTRACTS

Description	Value	% of Net Asset Value	Value	% of Net Asset Value
Agricultural	$(21,593)	(0.19)%	$30,118	0.13%
Currency	979	0.01%	38,601	0.17%
Energy	8,065	0.07%	77,620	0.34%
Interest rate	(8,490)	(0.08)%	11,351	0.05%
Metals	0	0.00%	(221,495)	(0.97)%
Stock index	0	0.00%	2,498	0.01%
Other	0	0.00%	(659)	0.00%

Total short futures contracts	$(21,039)	(0.19)%	$(61,966)	(0.27)%

Total futures contracts	$(10,809)	(0.09)%	$409,172	1.81%

FORWARD CURRENCY CONTRACTS

Description	Value	% of Net Asset Value	Value	% of Net Asset Value
Long forward currency contracts	$311,235	2.78%	$168,689	0.74%
Short forward currency contracts	(151,636)	(1.36)%	(328,519)	(1.45)%

Total forward currency contracts	$159,599	1.42%	$(159,830)	(0.71)%

See accompanying notes.

KENMAR GLOBAL TRUST

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
TRADING GAINS (LOSSES)
Realized	$(415,817)	$2,517,436	$3,085,074
Change in unrealized	(100,552)	(802,457)	(25,999)
Brokerage commissions	(156,815)	(264,647)	(232,081)

Net gain (loss) from trading	(673,184)	1,450,332	2,826,994

NET INVESTMENT (LOSS)
Income
Interest income	567,583	380,892	127,729

Expenses
Managing Owner brokerage commissions	1,539,835	2,082,064	2,009,917
Advisor profit shares	63,699	295,261	507,299
Operating expenses	143,529	163,402	153,200

Total expenses	1,747,063	2,540,727	2,670,416

Net investment (loss)	(1,179,480)	(2,159,835)	(2,542,687)

NET INCOME (LOSS)	$(1,852,664)	$(709,503)	$284,307

NET INCOME (LOSS) PER UNIT
(based on weighted average number of units outstanding during the year)	$(11.19)	$(3.20)	$1.47

INCREASE (DECREASE) IN NET ASSET VALUE PER UNIT	$(10.18)	$(2.98)	$0.25

See accompanying notes.

KENMAR GLOBAL TRUST

STATEMENTS OF CHANGES IN UNITHOLDERS’ CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Total Number of Units	Unitholders’ Capital
		Managing Owner	Other Unitholders	Total
Balances at December 31, 2002	175,085.6211	$226,137	$19,168,078	$19,394,215
Net income for the year ended December 31, 2003		3,749	280,558	284,307
Additions	74,176.8974	30,000	8,248,861	8,278,861
Redemptions	(28,305.2535)	0	(3,187,628)	(3,187,628)
Offering costs		(2,639)	(235,361)	(238,000)

Balances at December 31, 2003	220,957.2650	257,247	24,274,508	24,531,755
Net (loss) for the year ended December 31, 2004		(5,250)	(704,253)	(709,503)
Additions	26,902.1150	10,000	2,925,410	2,935,410
Redemptions	(38,301.2460)	0	(3,956,659)	(3,956,659)
Offering costs		(1,712)	(158,692)	(160,404)

Balances at December 31, 2004	209,558.1340	260,285	22,380,314	22,640,599
Net (loss) for the year ended December 31, 2005		(22,045)	(1,830,619)	(1,852,664)
Additions	5,484.3131	0	540,800	540,800
Redemptions	(100,706.3158)	(119,069)	(9,830,157)	(9,949,226)
Offering costs		(2,345)	(188,482)	(190,827)

Balances at December 31, 2005	114,336.1313	$116,826	$11,071,856	$11,188,682

Net Asset Value Per Unit December 31,
2005	2004	2003
$97.86	$108.04	$111.02

See accompanying notes.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General Description of the Fund

Kenmar Global Trust (the Fund) is a Delaware business trust. The Fund is a multi-advisor, multi-strategy commodity pool which trades in United States (U.S.) and foreign futures, options, forward currency and related markets.

B.	Regulation

As a registrant with the Securities and Exchange Commission, the Fund is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Fund is subject to the regulations of the Commodity Futures Trading Commission, an agency of the U.S. government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Fund executes transactions. Additionally, the Fund is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Fund trades.

C.	Basis of Accounting

The financial statements of the Fund are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed. Brokerage commissions paid directly to brokers, reflected as “brokerage commissions” in the statement of operations, include exchange and other trading fees and are charged to expense when contracts are opened.

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average Units are equal to the number of Units outstanding at period end, adjusted proportionately for Units subscribed and redeemed based on their respective time outstanding during such period.

The Fund has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows-Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.	Basis of Accounting (Continued)

Consistent with standard business practices in the normal course of business, the Fund has provided general indemnifications to the Managing Owner, its Commodity Trading Advisors and others when they act, in good faith, in the best interests of the Fund. The Fund is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

D.	Income Taxes

The Fund is treated as a partnership for Federal income tax purposes. As such, the Fund is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Unitholders including the Managing Owner. The Fund may be subject to other state and local taxes in jurisdictions in which it operates.

E.	Offering Costs

Offering costs are borne by the Fund and are charged directly to unitholders’ capital as incurred.

F.	Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 2.	MANAGING OWNER

The Managing Owner of the Fund is Preferred Investment Solutions Corp. (previously, Kenmar Advisory Corp.), which conducts and manages the business of the Fund. The Declaration of Trust and Trust Agreement requires the Managing Owner to maintain a capital account equal to at least 1% of the total capital accounts of the Fund. The Managing Owner has agreed to maintain a net worth of not less than $1,000,000. At December 31, 2005, the Managing Owner has a net worth in excess of $1,000,000.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2.	MANAGING OWNER (CONTINUED)

Effective March 1, 2004, the Managing Owner is paid monthly brokerage commissions (“Managing Owner Brokerage Commissions”) equal to 1/12 of 10% (10% annually) of the Fund’s beginning of month Net Asset Value on the first $25 million of Net Asset Value and 1/12 of 9% (9% annually) of the Fund’s beginning of month Net Asset Value in excess of $25 million. During the period May 9, 2003 to February 28, 2004, the Managing Owner brokerage commissions were equal to 1/12 of 10% (10% annually) of the Fund’s beginning of month Net Asset Value. Prior to May 9, 2003, the Managing Owner brokerage commissions were equal to 1/12 of 11% (11% annually) of the Fund’s beginning of month Net Asset Value. The Managing Owner, in turn, pays substantially all actual costs of executing the Fund’s consulting trades, selling commissions and trailing commissions to selling agents, and fees to the commodity trading advisors. Managing Owner brokerage commissions are reduced by brokerage commissions and other trading fees paid directly to brokers by the Fund. For the years ended December 31, 2005, 2004 and 2003, brokerage commissions equated to an approximate round-turn equivalent rate of $68, $58 and $62, respectively. Such approximate round-turn equivalent brokerage commission rate will vary depending on the frequency of trading by the Fund’s commodity trading advisors.

The Managing Owner is paid an incentive fee equal to 5% of New Overall Appreciation (which is defined in the Declaration of Trust and Trust Agreement and excludes interest income) as of each fiscal year-end and upon redemption of Units. No incentive fee was earned by the Managing Owner during 2005, 2004 and 2003.

Note 3.	COMMODITY TRADING ADVISORS

The Fund has advisory agreements with various commodity trading advisors pursuant to which the Fund pays quarterly profit shares of 20% of Trading Profit (as defined in each respective advisory agreement).

Note 4.	SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in Units of Beneficial Interest are made by subscription agreement, subject to acceptance by the Managing Owner. As of February 1, 2006, new subscriptions will not be accepted by the Fund until a new offering document is filed with the SEC.

The Fund is not required to make distributions, but may do so at the sole discretion of the Managing Owner. A Unitholder may request and receive redemption of Units owned, subject to restrictions in the Declaration of Trust and Trust Agreement.

Units purchased on or after May 31, 2004 and redeemed prior to the end of the twelfth month after such Units are sold are subject to the following redemption charges paid to the Managing Owner: 3.5% of Net Asset Value redeemed on or after the end of the first and on or before the end of the third month after purchase; 2.625% of Net Asset Value redeemed from the beginning of the fourth and on or before the end of the sixth month after purchase; 1.75% of Net Asset Value redeemed from the beginning of the seventh and on or before the end of the ninth month after purchase; and 0.875% of Net Asset Value redeemed from the beginning of the tenth and on or before the end of the twelfth month after purchase.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4.	SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS (CONTINUED)

Units purchased on or after February 28, 2004 and prior to May 31, 2004 and redeemed prior to the end of the twelfth month after such Units are sold are subject to the following redemption charges paid to the Managing Owner: 3% of Net Asset Value redeemed on or after the end of the first and on or before the end of the third month after purchase; 2.625% of Net Asset Value redeemed from the beginning of the fourth and on or before the end of the sixth month after purchase; 1.75% of Net Asset Value redeemed from the beginning of the seventh and on or before the end of the ninth month after purchase; and 0.875% of Net Asset Value redeemed from the beginning of the tenth and on or before the end of the twelfth month after purchase.

Units purchased prior to February 28, 2004 may only be redeemed beginning on or after the end of the sixth month after sale. Such units redeemed on or before the end of the twelfth full calendar month and after the end of the twelfth full month but on or before the end of the eighteenth full calendar month after the date such Units begin to participate in the profits and losses of the Fund are subject to early redemption charges of 3% and 2%, respectively, of the Net Asset Value redeemed.

All redemption charges are paid to the Managing Owner. Such redemption charges are included in redemptions in the statement of changes in unitholders’ capital and amounted to $8,024, $17,240 and $1,845 during 2005, 2004 and 2003, respectively.

Note 5.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Fund is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Fund’s investment activities (credit risk).

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Fund’s net assets being traded, significantly exceeds the Fund’s future cash requirements since the Fund intends to close out its open positions prior to settlement. As a result, the Fund is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Fund considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Fund’s commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Fund enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contracts at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Fund to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments the Fund holds and the liquidity and inherent volatility of the markets in which the Fund trades.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 5.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk

When entering into futures or forward contracts, the Fund is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouse are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions, entered into by the Fund as the Fund’s interbank market maker, is the sole counterparty. The Fund has entered into a master netting agreement with its interbank market maker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Fund’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Fund’s contracts may result in greater loss than non-performance on all of the Fund’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to The Fund.

The Managing Owner attempts to minimize both credit and market risks by requiring the Fund and its Commodity Trading Advisors to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions.

The Fund’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Fund all assets of the Fund relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005, such segregated assets totaled $9,384,117. Part 30.7 of the CFTC regulations also requires the Fund’s futures commission merchant to secure assets of the Fund related to foreign futures trading which totaled $(309,187) at December 31, 2005. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all of the Fund’s open futures contracts mature within 24 months.

Note 6.	INDEMNIFICATIONS

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. The Fund expects the risk of any future obligation under these indemnifications to be remote.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Unit Performance
(for a unit outstanding throughout the entire year)
Net asset value per unit at beginning of year	$108.04	$111.02	$110.77

Income from operations:
Gain (loss) from trading (1)	(1.91)	7.48	14.61
Net investment (loss) (1)	(7.12)	(9.74)	(13.13)

Total income (loss) from operations	(9.03)	(2.26)	1.48

Offering costs (1)	(1.15)	(0.72)	(1.23)

Net asset value per unit at end of year	$97.86	$108.04	$111.02

Total Return	(9.42)%	(2.69)%	0.23%

Supplemental Data
Ratios to average net asset value:
Expenses prior to advisor profit shares (2)	(10.51)%	(9.56)%	(9.97)%
Advisor profit shares	(0.40)%	(1.26)%	(2.34)%

Total expenses	(10.91)%	(10.82)%	(12.31)%

Net investment income (loss)	(7.37)%	(7.94)%	(9.38)%

Total returns are calculated based on the change in value of a unit during the year. An individual unitholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	The net investment (loss) per unit and offering costs per unit are calculated by dividing the net investment (loss) and offering costs by the average number of units outstanding during the year. The gain (loss) from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.
(2)	Excludes advisor profit shares.